Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS APPOINTS PETER DORFLINGER AS

NON-EXECUTIVE CHAIRMAN OF THE BOARD

ANGLETON, TX, NOVEMBER 21, 2012 – Benchmark Electronics, Inc. (NYSE: BHE), announced today its succession plan for Chairman of the Board, appointing current board member Peter G. Dorflinger to serve as non-executive chairman, subject to his re-election as a Company director by shareholders at its annual meeting in May 2013. Mr. Dorflinger succeeds Company founder Cary T. Fu, who plans to retire from the Company’s Board of Directors on December 31, 2012. This chairman succession represents the culmination of a well-planned leadership transition that began more than two years ago.

Mr. Dorflinger, general partner of MAD Capital Partners, has been a director of Benchmark since its initial public offering in 1990. He has served on all three board committees—Audit, Nominating/Governance, and Compensation—and will continue to serve on the Nominating/Governance and Audit committees. Upon his appointment and election, Mr. Dorflinger will become the Company’s first independent chairman.

“Mr. Dorflinger brings the experience of more than two decades of service as a director of the Company and has an intimate understanding of the Company and its business,” said Gayla Delly, Benchmark’s President and CEO. “He has been our longest serving director, and his insight and leadership are extremely valuable to Benchmark, our employees and our shareholders.”

“Cary Fu set the bar high and inspired tremendous performance while serving as Chairman of the Board of Directors. I am honored to be named the next chairman of Benchmark’s board,” said Peter Dorflinger. “Benchmark is always focused on bringing top-notch, on-time delivered products and services to our customers, and that is something I am very proud to be a part of.” Mr. Dorflinger will begin his service as Non-Executive Chairman of the Board beginning on January 1, 2013, when Mr. Fu retires. Mr. Fu will continue to provide consulting services for the Company through 2013 and will serve the Board in the honorary position of Chairman Emeritus through 2014.

About Benchmark Electronics, Inc.

Benchmark Electronics, Inc. provides integrated manufacturing, design and engineering services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment (which includes equipment for the aerospace and defense industry), testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 21 facilities in nine countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

979-849-6550 (ext. 1361) or lisa.weeks@bench.com